Exhibit 16.3

November 19, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Entrust Financial Services, Inc.

Gentleman,

We were previously the principal accountants for Entrust Financial Services, Inc. (the “Company”) and reported on the audited consolidated financial statements of the Company as of December 31, 2002 and the unaudited financial statements of the Company for the interim periods through September 30, 2003. On November 19, 2003, we were informed that we were dismissed as the principal accountants for the Company. We have read and agree with the comments in Item 4 to Form 8-K of Entrust Financial Services, Inc. dated November 21, 2003.

Very truly yours,

/s/ Michael Johnson & Co., LLC